STIFEL FINANCIAL CORP.
Form 8-K Dated May 15, 2007
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact:

James M. Zemlyak, Chief Financial Officer
(314) 342-2228 zemlyakj@stifel.com

For Immediate Release

Stifel Financial Corp. Reports First Quarter Results
Record Quarterly Revenue of $162 million
Quarterly Core Diluted EPS $0.86, Quarterly GAAP Diluted EPS $0.58

St. Louis, Missouri - May 15, 2007 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited quarterly net income of $8.8 million, or $0.58 per diluted share, on record revenue of $162.5 million for the quarter ended March 31, 2007. For the comparable quarter of 2006, net income was $476,000, or $0.04 per diluted share, on revenue of $113.6 million.

At March 31, 2007, our equity was $342.6 million, resulting in book value per share of $23.16.

After adjusting for acquisition related charges, principally compensation expense recorded for stock-based awards offered to key associates of LM Capital Markets ("LM Capital Markets") and an increase in the value of the warrants to be issued in connection with the Ryan Beck & Company ("Ryan Beck") acquisition, non-GAAP net income and non-GAAP earnings per diluted share, our "Core earnings", were $13.2 million and $0.86 for the first quarter of 2007 compared to 2006 first quarter Core earnings of $11.1 million and $0.83. A reconciliation between our GAAP results and Core earnings is discussed below. Included in 2006 Core earnings is $2.1 million after tax or $0.16 per diluted share for the gain on the Company's New York Stock Exchange membership seat. Excluding the gain, Core earnings per diluted share increased 28% to $0.86.

Business Highlights

  Record quarterly revenue of $162.5 million, a 43% increase over the prior year first quarter.

  Our Private Client Group ("PCG"), and Equity Capital Markets ("ECM"), achieved record revenue and profits for the three-months ended March 31, 2007.

  Commission and principal transactions increased 26% over the previous year first quarter.

  Investment banking revenue increased 174% to $43.1 million over the prior year first quarter.

  Asset management and service fees increased 44% to $19.4 million over the prior year first quarter.

  For the three months ended March 31, 2007, utilizing Core earnings, pretax margin was 14% and annualized return on average equity totaled 21%.

  We closed on the acquisition of Ryan Beck from BankAtlantic Bancorp Inc. on February 28, 2007 adding 400 financial advisors in 38 offices, significantly increasing our presence in the Mid-Atlantic region which brings our number of PCG financial advisors we employ including independent contractors to 1,143.

  We received approval from the Federal Reserve Board to become a bank holding company and financial holding company in connection with our acquisition of First Service Financial Company and its bank subsidiary First Service Bank which we closed on April 2, 2007. First Service Bank converted its charter from a Missouri bank to a Missouri trust company and changed its name to Stifel Bank and Trust.

  We completed our private placement of $35.0 million of 6.79% Cumulative Trust Preferred Securities.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, " Our company delivered outstanding results for the first quarter underscored by record revenue and core earnings. We are in the midst of integrating our recent merger with Ryan Beck and to date, the progress has exceeded our expectations. Looking forward, we are well positioned to continue our growth and add value for our clients while creating value for our shareholders"

Revenue

As a result of the successful integration of our Legg Mason Capital Markets business acquired on December 1, 2005 and the resultant increased activity; our continued expansion of our Private Client Group including the acquisition of the private client business of Miller Johnson Steichen and Kinnard on December 1, 2006; and the Ryan Beck and Company acquisition on February 28, 2007; our increase in revenues and non-interest expenses for the quarter can be attributed principally to the acquisitions and increased number of PCG offices and PCG financial advisors.

Commission and Principal Transactions

Commission and principal transaction revenue increased 26% to $87.9 million from $69.8 million in the same period last year with increases of 33%, 11% and 17% in PCG, ECM, and Fixed Income Capital Markets ("FICM"), respectively.

Investment Banking Revenue

Investment banking revenue increased 174% to $43.1 million from $15.7 million from the same period last year. Capital raising revenue was $27.3 million, up 423% over the prior year. Strategic advisory fees increased 50% to $15.8 million from $10.5 million in the same prior year period.

Asset Management and Service Fees

Year to date asset management and service fees increased 44% to $19.4 million from $13.5 million in the prior year as a result of a 29% increase in the number of our managed accounts and a 44% increase in the value of assets under management in those accounts.

Net Interest Revenue

Net interest revenue increased 65% to $5.2 million from $3.1 million in the same period last year due principally to increased revenue from stock borrow activity and increased interest earned on fixed income inventory held for sale to customers offset by increased costs to carry higher levels of firm inventory, and increased rates charged for bank borrowings and stock loans to finance customer borrowings.

Non-Interest Expenses

Employee Compensation and Benefits

Employee compensation and benefits increased 28% to $110.8 million from $86.7 million in the same period last year. As a percentage of net revenue, compensation and benefits totaled 70.6% in the first quarter of 2007 compared to 79.2% in the first quarter of 2006. A portion of compensation and benefits includes transition pay of $4.7 million (3.0% of net revenue) and $3.0 million (2.8% of net revenue) for the three months ended March 31, 2007 and March 31, 2006, respectively, in connection with the Company's continuing expansion efforts. In addition, for the three months ended March 31, 2007 and March 31, 2006, compensation and benefits includes $6.2 million and $17.4 million respectively, primarily stock-based compensation, for acquisition related payments in connection with the LM Capital Markets acquisition. Excluding the acquisition related charges, compensation and benefits as a percentage of net revenue totaled 66.7% for 2007 and 63.2% for 2006. The Company excludes acquisition related expenses in its analysis of compensation and benefits, a non-GAAP measure, because it believes exclusion of acquisition related compensation is a more useful tool in measuring compensation as a percentage of net revenue.

Operating Expenses

Excluding compensation and benefits and non-compensation acquisition related charges, operating expenses increased 39% from the prior year first quarter. As a percentage of net revenue excluding compensation and benefits and non-compensation acquisition related charges, operating expenses were 19% in the first quarter of 2007 and 20% in the first quarter of 2006. The Company excludes compensation and benefits and non-compensation acquisition related charges in its analysis of operating expenses, a non-GAAP measure, because it believes exclusion of compensation and benefits and non-compensation acquisition related charges is a more useful tool in measuring operating expenses as a percentage of net revenue.

Business Segment Results

Private Client Group

PCG net revenue for the first quarter of 2007 were $85.5 million, an increase of 54% from the first quarter of 2006 principally due to increased commissions and principal transactions, sales credits from investment banking and increased asset management and service fees. Sales credits from investment banking increased due to increased underwriting activity, principally corporate finance (See ECM discussion). Asset management and service fees increased as previously noted (See Asset Management and Service Fees- discussion). PCG net revenue increased 34% from the fourth quarter of 2006. PCG recorded an operating contribution of $18.1 million, up 40% from the first quarter of 2006, and a 28% increase from the fourth quarter of 2006. Ryan Beck contributed $14.3 million in net revenues and $2.2 million in operating contribution to PCG during the current quarter.

Equity Capital Markets

ECM recorded record net revenue of $52.5 million, an increase of 55% from the same quarter last year, principally due to increased commissions and principal transactions and increased investment banking revenue. Investment banking fees increased principally due to advisory fees of $15.7 million, a 51% increase over last year's first quarter, and equity financing revenue of $11.8 million, up 1,016% compared to the first quarter of 2006. ECM net revenue increased 19% from the fourth quarter of 2006. ECM operating contribution totaled $13.4 million, a 89% increase from the first quarter of 2006 and a 76% increase from the fourth quarter of 2006. Ryan Beck contributed $1.5 million in net revenues and a loss of $321,000 in operating contribution to ECM during the current quarter.

Fixed Income Capital Markets

FICM posted net revenue of $14.6 million, an increase of 23% from the prior year first quarter, principally due to increased commissions and principal transactions and investment banking revenue. FICM net revenue decreased 17% from the previous quarter. During the 2007 first quarter, FICM recorded an operating contribution of $1.9 million, an increase of 13% from the prior year first quarter, and a decrease of 60% from the previous quarter. Ryan Beck contributed $1.1 million in net revenues and $82,000 in operating contribution to FICM during the current quarter.

Other Segment

Other Segment, which includes acquisition charges related to the LM Capital Markets and Ryan Beck acquisition, posted net revenue of $4.3 million, a decrease of 48% from the prior year first quarter principally as a result of a decrease in gains on investments relating to the $5.1 million gain posted in the first quarter of 2006 for the company's ownership of its New York Stock Exchange seat During the first quarter, the Other Segment recorded an operating loss of $18.6 million which consists of $11.3 million from other operations, $6.2 million related to charges from the LM Capital Markets acquisition, primarily stock based compensation (discussed in the Core Earnings section), and $1.1 million relating to the charges associated with the Ryan Beck acquisition (discussed in Core Earnings section) compared to the prior year quarter operating loss of $20.9 million, which consist of $3.1 million from other operations and $17.8 million from the LM Capital Markets acquisition. The increase in the loss from other operations can be attributed to a reduction of net revenue resulting from the gain on the sale of the NYSE seat in the first quarter of 2006 combined with increases in travel and promotion, occupancy and equipment rental and other operating expenses associated with the continued growth of the firm. Ryan Beck contributed $770,000 in net revenues and recorded a loss in operating contribution of $1.9 million in the Other Segment during the current quarter.

Other Segment
In thousands	Three Months Ended
Net Revenues	3/31/2007	3/31/2006
LM Capital Markets Acquisition	$ - -	$ - -
Other	4,289	8,174
Total net revenues	4,289	8,174
Operating Contribution	3/31/2007	3/31/2006
LM Capital Markets Acquisition	$ (6,207)	$ (17,795)
Ryan Beck Acquisition	(1,094)	- -
Other	(11,278)	(3,111)
Total operating contribution	$ (18,579)	$ (20,906)

Core Earnings

After adjusting for acquisition related charges, principally compensation expense recorded for stock based awards offered to key associates of LM Capital Markets and accounted for under SFAS No. 123R and an increase in the value of the warrants to be issued in connection with the Ryan Beck acquisition, non-GAAP net income and non-GAAP earnings per diluted share, our Core earnings, for the quarter ended March 31, 2007 were $13.2 million and $0.86, respectively. We believe Core earnings provides investors, rating agencies, and financial analysts with a more meaningful measure of the Company's operating performance. Core Earnings for the quarter excludes pre-tax acquisition charges of approximately $7.3 million or $0.28 per diluted share. Included in these acquisition related charges are: 1) compensation charges of approximately $6.2 million for amortization of units awarded to LM Capital Markets associates, severance, and contractually based compensation above standard performance based compensation; 2) $1.1 million in connection with an increase in value of the warrants to be issued with the Ryan Beck acquisition and 3) other non-compensation acquisition charges of $45,000. See Reconciliation of Core Earnings table.

Ryan Beck Deferred Compensation Plans

As disclosed in the Company's Liquidity and Capital Resources in its March 31, 2007 Form 10-Q, the Company is currently evaluating Ryan Beck's non-qualified deferred compensation plans and merging those plans into Stifel Nicolaus Wealth Accumulation Plan ("SWAP"), a non-qualified deferred compensation plan. The Company anticipates completing its analysis during the second quarter 2007. Current considerations include freezing Ryan Beck's existing plans, conforming participation requirements to SWAP requirements, and amending requirements for distribution of firm contributions for retirement eligible participants. Accordingly, upon completion of the plan amendments of the aforementioned criteria and upon approval by the Company's Board of Directors, the Company would incur a second quarter non-cash charge to operations of approximately $17.0 million to $18.0 million.

Statement of Financial Condition

Total assets increased 32% to $1.4 billion from $1.1 billion at December 31, 2006, principally as a result of increased levels of firm inventory for sale to customers. Total stockholders' equity increased $122.4 million, or 56%, to $342.6 million. The increase in equity exceeded net income due to the amortization of stock-based awards and the acquisition of Ryan Beck and the resultant increase in net book value, partially offset by repurchase of common stock for treasury.

Conference Call Information

Stifel Financial Corp. will hold a conference call Tuesday, May 15, 2007, at 4:45 p.m. EDT. This call will be Web cast and slides can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com, as well as on all sites within Thomson/CCBN's Investor Distribution Network. To participate on the call, please dial 888-676-3684 and request the Stifel Financial Corp. earnings call.

Company Information

Stifel Financial Corp. operates 178 offices in 28 states and the District of Columbia through its principal subsidiary, Stifel Nicolaus and Company, Inc., and 3 European offices through Stifel Nicolaus Limited. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward-Looking Statements

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

# # # # # #

(Tables attached)

Stifel Financial Corp.
Summary of Results of Operations (Unaudited)
($ In Thousands, Except Per Share Amounts)

	Three Months Ended						Percent Change From
	3/31/2007	% of Net Revenues	12/31/2006	% of Net Revenues	3/31/2006	% of Net Revenues	12/31/2006	03/31/2006
Revenues
Commissions	$ 61,376	39.1%	$ 54,245	41.8%	$ 49,309	45.0%	13%	24%
Principal transactions	26,566	16.9%	22,515	17.3%	20,509	18.7%	18%	30%
Investment banking	43,066	27.4%	31,682	24.4%	15,729	14.4%	36%	174%
Asset management and service fees	19,373	12.3%	15,416	11.9%	13,498	12.3%	26%	44%
Other	1,417	0.9%	1,287	1.0%	7,358	6.7%	10%	-81%
Total operating revenues	151,798	96.7%	125,145	96.4%	106,403	97.1%	21%	43%
Interest revenue	10,700	6.8%	10,060	7.8%	7,191	6.6%	6%	49%
Total revenues	162,498	103.5%	135,205	104.2%	113,594	103.7%	20%	43%
Less: Interest expense	5,537	3.5%	5,412	4.2%	4,063	3.7%	2%	36%
Net revenues	156,961	100.0%	129,793	100.0%	109,531	100.0%	21%	43%
Non-Interest Expenses
Employee compensation and benefits	110,834	70.6%	91,158	70.2%	86,694	79.2%	22%	28%
Occupancy and equipment rental	10,608	6.8%	8,204	6.3%	7,495	6.8%	29%	42%
Communication and office supplies	8,094	5.2%	7,238	5.6%	6,413	5.9%	12%	26%
Commissions and floor brokerage	1,615	1.0%	1,417	1.1%	1,267	1.2%	14%	27%
Other operating expenses	10,993	7.0%	9,404	7.2%	6,879	6.3%	17%	60%
Total non-interest expenses	142,144	90.6%	117,421	90.5%	108,748	99.3%	21%	31%
Income before income taxes	14,817	9.4%	12,372	9.5%	783	0.7%	20%	1792%
Provision for income taxes	5,988	3.8%	5,139	4.0%	307	0.3%	17%	1850%
Net income	$ 8,829	5.6%	$ 7,233	5.6%	$ 476	0.4%	22%	1755%
Per Share Information
	Three Months Ended
	3/31/2007		12/31/2006		3/31/2006		12/31/2006	03/31/2006
Earnings Per Share:
Basic	$ 0.67		$ 0.63		$ 0.04		6%	1575%
Diluted	$ 0.58		$ 0.51		$ 0.04		14%	1350%
Number of Shares for Earnings Per Share Computations:
Basic shares	13,107		11,507		11,254		14%	16%
Diluted shares	15,315		14,057		13,422		9%	12%

Stifel Financial Corp.
Summary of Core Earnings (Unaudited) (1)
($ In Thousands, Except Per Share Amounts)

	Three Months Ended						Percent Change From
	3/31/2007	% of Net Revenues	12/31/2006	% of Net Revenues	3/31/2006	% of Net Revenues	12/31/2006	3/31/2006
Revenues
Net revenues	$ 156,961	100.0%	$ 129,794	100.0%	$ 109,531	100.0%	21%	43%
Non-Interest Expenses
Employee compensation and benefits	104,672	66.7%	83,719	64.5%	69,246	63.2%	25%	51%
Occupancy and equipment rental	10,568	6.7%	7,884	6.1%	7,368	6.7%	34%	43%
Communication and office supplies	8,089	5.2%	7,166	5.5%	6,287	5.7%	13%	29%
Commissions and floor brokerage	1,615	1.0%	1,417	1.1%	1,267	1.2%	14%	27%
Other operating expenses	9,900	6.3%	9,388	7.2%	6,785	6.2%	5%	46%
Total non-interest expenses	134,844	85.9%	109,574	84.4%	90,953	83.0%	23%	48%
Income before income taxes	22,117	14.1%	20,220	15.6%	18,578	17.0%	9%	19%
Provision for income taxes	8,938	5.7%	8,353	6.4%	7,474	6.8%	7%	20%
Core Earnings	$ 13,179	8.4%	$ 11,867	9.1%	$ 11,104	10.1%	11%	19%
Per Share Information
	Three Months Ended						Percent Change From
	3/31/2007		12/31/2006		3/31/2006		12/31/2006	3/31/2006
Earnings Per Share:
Basic	$ 1.01		$ 1.03		$ 0.99		-2%	2%
Diluted	$ 0.86		$ 0.84		$ 0.83		2%	4%

Number of Shares for Earnings Per Share Computations:
Basic shares	13,107		11,507		11,254		14%	16%
Diluted shares	15,315		14,057		13,422		9%	14%

(1) See "Reconciliation of Core Earnings" table

Stifel Financial Corp.
Reconciliation of Core Earnings (1)
Three Months Ended 03/31/07
($ In Thousands, Except Per Share Amounts)
	GAAP	Acquisition Related	Core Business
	$	$	$	% Net Rev
Revenue
Net Revenue	$156,961	- -	$156,961	100%
Non-Interest Expenses
Compensation and benefits	110,834	6,162	104,672	67%
Operating Expenses	31,310	1,138	30,172	19%
Total non-interest expenses	142,144	7,300	134,844	86%
Income/(loss) before income taxes	14,817	(7,300)	22,117	14%
Provision (benefit) for income taxes	5,988	(2,950)	8,938	6%
Net Income/(Loss)	$8,829	($4,350)	$13,179	8%
Earnings per Share:
Basic	$0.67	($0.34)	$1.01
Diluted	$0.58	($0.28)	$0.86

  Core Earnings excludes acquisition related charges incurred in the three months ended March 31, 2007. A reconciliation of Core Earnings to Net Income, the most directly comparable measure under GAAP, is included in the tables above. The Company believes that Core Earnings is a useful measure of financial performance because of its focus on the Company's results from operations. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

Stifel Financial Corp.
Reconciliation of Core Earnings (1)
Three Months Ended 12/31/06
($ In Thousands, Except Per Share Amounts)
	GAAP	Acquisition Related	Core Business
	$	$	$	% Net Rev
Revenue
Net Revenue	$129,793	($1)	$129,794	100%
Non-Interest Expenses
Compensation and benefits	91,158	7,439	83,719	64%
Operating Expenses	26,263	408	25,855	20%
Total non-interest expenses	117,421	7,847	109,574	84%
Income/(loss) before income taxes	12,372	(7,848)	20,220	16%
Provision (benefit) for income taxes	5,139	(3,214)	8,353	7%
Net Income/(Loss)	$7,233	($4,634)	$11,867	9%
Earnings per Share:
Basic	$0.63	($0.40)	$1.03
Diluted	$0.51	($0.33)	$0.84

  Core Earnings excludes acquisition related charges incurred in the three months ended December 31, 2006. A reconciliation of Core Earnings to Net Income, the most directly comparable measure under GAAP, is included in the tables above. The Company believes that Core Earnings is a useful measure of financial performance because of its focus on the Company's results from operations. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

Stifel Financial Corp.
Reconciliation of Core Earnings (1)
Three Months Ended 03/31/06
($ In Thousands, Except Per Share Amounts)
	GAAP	Acquisition Related	Core Business
	$	$	$	% Net Rev
Revenue
Net Revenue	$109,531	- -	$109,531	100%
Non-Interest Expenses
Compensation and benefits	86,694	17,448	69,246	63%
Operating Expenses	22,054	347	21,707	20%
Total non-interest expenses	108,748	17,795	90,953	83%
Income/(loss) before income taxes	783	(17,795)	18,578	17%
Provision (benefit) for income taxes	307	(7,167)	7,474	7%
Net Income/(Loss)	$476	($10,628)	$11,104	10%
Earnings per Share:
Basic	$0.04	($0.95)	$0.99
Diluted	$0.04	($0.79)	$0.83

  Core Earnings excludes acquisition related charges incurred in the three months ended March 31, 2006. A reconciliation of Core Earnings to Net Income, the most directly comparable measure under GAAP, is included in the tables above. The Company believes that Core Earnings is a useful measure of financial performance because of its focus on the Company's results from operations. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

Stifel Financial Corp.
Summary of Segment Data & Statistical Information (Unaudited)
($ In Thousands, Except Per Share Amounts)

Segment Data

	Three Months Ended			Percent Change From
Net Revenues	3/31/2007	12/31/2006	3/31/2006	12/31/2006	3/31/2006
Private client	$ 85,527	$ 63,990	$ 55,684	34%	54%
Equity capital markets	52,530	44,152	33,798	19%	55%
Fixed income capital markets	14,615	17,636	11,875	-17%	23%
Other	4,289	4,015	8,174	7%	-48%
Total net revenues	$ 156,961	$ 129,793	$ 109,531	21%	43%

Operating Contribution
Private client	$ 18,091	$ 14,118	$ 12,914	28%	40%
Equity capital markets	13,418	7,628	7,100	76%	89%
Fixed income capital markets	1,887	4,745	1,675	-60%	13%
Other / unallocated overhead	(18,579)	(14,119)	(20,906)	32%	-11%
Income before income taxes	$ 14,817	$ 12,372	$ 783	20%	1792%

Statistical Information
Stockholders' Equity	$ 342,641	$ 220,265	$ 196,275	56%	75%
Book Value Per Share	$ 23.16	$ 18.53	$ 16.77	25%	38%
Total Assets	$ 1,427,407	$ 1,084,774	$ 891,043	32%	60%
Investment Executives	956	556	473	72%	102%
Full-Time Employees	2,766	1,801	1,626	54%	70%
Locations	178	135	114	32%	56%

Stifel Financial Corp.
Statement of Operations
($ In Thousands, Except Per Share Amounts)
Private Client Group Segment
	Three Months Ended			Amount Change From
Revenues	3/31/2007	12/31/2006	3/31/2006	12/31/2006	3/31/2006
Commissions & principal transactions	51,730	40,873	38,812	27%	33%
Investment banking	12,288	5,815	1,257	111%	878%
Asset management and service fees	19,227	15,407	13,485	25%	43%
Other	24	192	417	-88%	-94%
Operating Revenues	83,269	62,287	53,971	34%	54%
Interest Income	5,736	5,147	4,405	11%	30%
Total Revenues	89,005	67,434	58,376	32%	52%
Interest Expense	3,478	3,444	2,692	1%	29%
Net Revenues	85,527	63,990	55,684	34%	54%
Non-Interest Expenses
Employee compensation and benefits	54,956	39,993	34,539	37%	59%
Operating expenses	12,480	9,879	8,231	26%	52%
Total non-interest expenses	67,436	49,872	42,770	35%	58%
Income before income taxes	18,091	14,118	12,914	28%	40%
Ratios to Net Revenues
Compensation & Benefits	64.2%	62.5%	62.0%
Operating expenses	14.6%	15.4%	14.8%
Income before income taxes	21.2%	22.1%	23.2%
Equity Capital Markets Segment
	Three Months Ended			Amount Change From
Revenues	3/31/2007	12/31/2006	3/31/2006	12/31/2006	3/31/2006
Commissions & principal transactions	24,621	24,237	22,193	2%	11%
Investment banking	27,482	19,647	11,427	40%	140%
Asset management and service fees	143	8	5	1688%	2760%
Other	227	136	103	67%	120%
Operating Revenues	52,473	44,028	33,728	19%	56%
Interest Income	171	192	125	-11%	37%
Total Revenues	52,644	44,220	33,853	19%	56%
Interest Expense	114	68	55	68%	104%
Net Revenues	52,530	44,152	33,798	19%	55%
Non-Interest Expenses
Employee compensation and benefits	30,889	27,750	19,899	11%	55%
Operating expenses	8,223	8,774	6,799	-6%	21%
Total non-interest expenses	39,112	36,524	26,698	7%	46%
Income before income taxes	13,418	7,628	7,100	76%	89%
Ratios to Net Revenues
Compensation & Benefits	58.8%	62.9%	58.9%
Operating expenses	15.7%	19.9%	20.1%
Income before income taxes	25.5%	17.3%	21.0%
Fixed Income Capital Market Segment
	Three Months Ended			Amount Change From
Revenues	3/31/2007	12/31/2006	3/31/2006	12/31/2006	3/31/2006
Commissions & principal transactions	11,592	11,652	9,945	-1%	17%
Investment banking	3,296	6,220	1,865	-47%	77%
Asset management and service fees	2	1	9	100%	-78%
Other	-	-	-	n/a	n/a
Operating Revenues	14,890	17,873	11,819	-17%	26%
Interest Income	6,355	6,321	2,493	1%	155%
Total Revenues	21,245	24,194	14,312	-12%	48%
Interest Expense	6,630	6,558	2,437	1%	172%
Net Revenues	14,615	17,636	11,875	-17%	23%
Non-Interest Expenses
Employee compensation and benefits	10,154	10,638	7,499	-5%	35%
Operating expenses	2,574	2,253	2,701	14%	-5%
Total non-interest expenses	12,728	12,891	10,200	-1%	25%
Income before income taxes	1,887	4,745	1,675	-60%	13%
Ratios to Net Revenues
Compensation & Benefits	69.5%	60.3%	63.2%
Operating expenses	17.6%	12.8%	22.7%
Income before income taxes	12.9%	26.9%	14.1%